 Exhibit 99.1

YTB International, Inc.

FOR IMMEDIATE RELEASE:

October 11, 2013

YTB EMERGES FROM BANKRUPTCY

Wood River, Illinois:  YTB International, Inc., a travel services marketing company, announced today that it has completed a sale of all of its assets to a newly-formed company known as YTB Global Travel, Inc.  YTB International and certain of its subsidiaries have been operating under Chapter 11 of the U.S. Bankruptcy Code since March 1, 2013.  The bankruptcy case has been pending in the U.S. Bankruptcy Court for the Southern District of Illinois in East St. Louis.

“I am delighted by the completion of this transaction which enables the YTB business model to emerge from the bankruptcy case and to re-focus on its core travel services mission,” said Andy Cauthen.  Cauthen has been President and CEO of YTB International since May 2012 and will continue to have a leadership position with YTB Global Travel. YTB Global Travel is owned by Sam Hathi

“We believe the YTB franchise can be turned around and that it can regain the leadership position that it once held in the travel services industry,” Hathi said.  “There are a number of improvement initiatives that we intend to pursue immediately and we are committing our resources and full energy to those initiatives in order to drive growth and opportunities for our employees and independent marketing agents,” added Hathi, who will personally oversee the daily operations on behalf of YTB Global Travel.

The sale was completed pursuant to Section 363 of the U.S. Bankruptcy Code and approved by U.S. Bankruptcy Judge Laura Grandy and the Official Committee of Unsecured Creditors appointed within the case.

YTB International and its subsidiaries anticipate that a liquidating trust, overseen by a court-appointed trustee, will be created pursuant to a reorganization plan that will be filed in the near future.  The trust will wind up the affairs of YTB International and its subsidiaries and it will manage the claims of YTB’s creditors.

For more information about YTB International, please contact:

Andy Cauthen
618-655-9477

For more information about YTB Global Travel, please contact:

Sam Hathi
616-655-9477